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                                                                    Exhibit 4(c)














                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1999)





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                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1999)


                                TABLE OF CONTENTS

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                                                                                                               PAGE
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
1.       PURPOSE.................................................................................................1
2.       DEFINITIONS.............................................................................................1
3.       PARTICIPATION...........................................................................................6
4.       ACCOUNTS................................................................................................7
5.       INVESTMENT OF ACCOUNTS..................................................................................7
6.       PAYMENT OF ACCOUNTS.....................................................................................8
7.       SPECIAL DEFERRAL ELECTION; PAST DEFERRAL ELECTIONS......................................................9
8.       DISTRIBUTION ON ACCOUNT OF UNFORESEEABLE EMERGENCY.....................................................10
9.       BENEFICIARY DESIGNATION................................................................................11
10.      SPECIAL SUPPLEMENTAL BENEFIT...........................................................................12
11.      PAYMENT TO GUARDIAN....................................................................................12
12.      WITHHOLDING; PAYROLL TAXES.............................................................................12
13.      SOURCE OF FUNDS........................................................................................13
14.      BENEFITS COMMITTEE.....................................................................................13
15.      CLAIMS PROCEDURE.......................................................................................14
16.      NONALIENATION OF BENEFITS..............................................................................15
17.      AMENDMENT AND TERMINATION..............................................................................15
18.      PARTICIPATING EMPLOYERS................................................................................16
19.      NO CONTRACT OF EMPLOYMENT..............................................................................16
20.      APPLICABLE LAW.........................................................................................16
21.      SUCCESSORS.............................................................................................16
22.      HEADINGS...............................................................................................17
23.      NUMBER AND GENDER......................................................................................17
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                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1999)


         WHEREAS, General Accident Insurance Company of America ("General Accident") adopted the General Accident Insurance Supplemental Retirement and Savings Plan (the "Plan"), originally effective May 1, 1985, and the General Accident Group Executive Annual Incentive Plan (the "GA Incentive Plan"), originally effective January 1, 1980;

         WHEREAS, General Accident most recently amended and restated the Plan, effective July 1, 1998;

         WHEREAS, Commercial Union Insurance Company ("Commercial Union"), an affiliate of General Accident, maintains the Commercial Union Insurance Company Excess Benefit Plan, originally effective January 1, 1987, and the Commercial Union Insurance Company Excess Savings Plan, originally effective July 1, 1991 (collectively, the "CU Plans");

         WHEREAS, CGU plc (the ultimate foreign parent of Commercial Union) acquired the common stock of General Accident plc (the ultimate foreign parent of General Accident), effective June 2, 1998; and

         WHEREAS, General Accident and Commercial Union desire to merge the GA Incentive Plan and the CU Plans with and into the Plan, with General Accident as plan sponsor, and to rename the merged Plan the "CGU Supplemental Pension and Savings Plan," effective January 1, 1999; and

         WHEREAS, General Accident desires to amend and restate the Plan to provide for the merger of the GA Incentive Plan and the CU Plans with and into the Plan, to change the name of the Plan, and to make certain other changes;

         NOW THEREFORE, effective as of January 1, 1999, General Accident hereby amends and restates the Plan in its entirety, as follows:

         1. PURPOSE. This Plan is maintained for the purpose of (i) providing retirement benefits for certain employees of the Company which would otherwise be unavailable by reason of certain provisions of law applicable to the Savings Plan and the Pension Plan and (ii) giving certain employees of the Company the opportunity to defer additional amounts of compensation. This Plan is to be unfunded and is maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees," within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

         2. DEFINITIONS

                  (a) "ACCOUNT" means an account established under Section 4, and maintained under this Plan solely as a bookkeeping entry for each Participant, to which the Participant's deferred amounts under this Plan are credited and from which distributions to the Participant or his beneficiary are made.

                  (b) "ADDITIONAL DEFERRAL AMOUNT" means for a Plan Year a Participant's Salary plus Excess Salary plus Salary Continuation Payments, the total amount multiplied by his Additional Deferral Percentage.


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                  (c) "ADDITIONAL DEFERRAL PERCENTAGE" means for a Plan Year the percentage of a Participant's Salary plus Excess Salary plus Salary Continuation Payments that the Participant has authorized for deferral, on a before-tax basis, to his Account. A Participant's Additional Deferral Percentage may be any whole percentage between one percent and seven percent, inclusive, as elected by the Participant in the Deferral Agreement. However, a former Participant in the General Accident Insurance Supplemental Retirement and Savings Plan who is notified on or before December 31, 1998 that his employment with the Company and all affiliated entities will be terminated before September 30, 1999 as a direct consequence of the acquisition of the common stock of General Accident plc by CGU plc may make (or continue) an Additional Deferral Percentage of up to 10%, provided that his total deferrals to the Savings Plan and/or this Plan may not exceed 26%.

                  (d) "AFTER-TAX PERCENTAGE" means for a Plan Year the percentage of a Participant's Salary that the Participant has authorized for deposit, on an after-tax basis, in the Savings Plan as of the December 31 immediately preceding the commencement of the Plan Year. No change in the percentage during the Plan Year for purposes of the Savings Plan shall be effective with respect to this Plan (except that if the change is still in effect on the following December 31, it will apply to the next Plan Year under the preceding sentence).

                  (e) "ANNUAL BENEFIT LIMIT" means the limit described in
section 415(b) of the Code (modified for any Plan Year to reflect the cost-of-living adjustment under section 415(d) of the Code for such Plan Year and modified to reflect the compensation limit of section 401(a)(17) of the Code after applying the cost-of-living adjustment for such limit for such Plan Year).

                  (f) "BEFORE-TAX PERCENTAGE" means for a Plan Year the percentage of a Participant's Salary that the Participant has authorized for deposit, on a before-tax basis pursuant to sections 401(k) and 402(e)(3) of the Code, in the Savings Plan as of the December 31 immediately preceding the commencement of the Plan Year. No change in the percentage during the Plan Year for purposes of the Savings Plan shall be effective with respect to this Plan (except that if the change is still in effect on the following December 31, it will apply to the next Plan Year under the preceding sentence).

                  (g) "BENEFITS COMMITTEE" means the Committee appointed to administer the Plan under Section 14.

                  (h) "BOARD OF DIRECTORS" means the Board of Directors of General Accident.

                  (i) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (j) "COMPANY" means General Accident and its affiliates that have adopted the Plan pursuant to Section 18.

                  (k) "DEFERRAL AGREEMENT" means the agreement filed by a Participant with respect to his participation in the Plan in substantially the form set forth in Exhibit A hereto.

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                  (l) "EXCESS BEFORE-TAX AND COMPANY MATCHING AMOUNT" means for a Plan Year the sum of (1) plus (2):

                           (1) is the sum of (A) plus (B):

                                    (A) is, for as long as a Participant is an
                  employee performing services for the Company, the excess (if any) of (i) the Participant's Before-Tax Percentage multiplied by his Salary over (ii) $10,000 (as adjusted from time to time under section 402(g)(5) of the Code); and

                                    (B) is, for as long as the Participant is
                  not performing services for the Company but is receiving Salary Continuation Payments from the Company, the Participant's Before-Tax Percentage multiplied by his Salary Continuation Payments.

                           (2) is the sum of (A) plus (B) multiplied by (C) and
                  then minus (D):

                                    (A) is 100 percent of the first two
                  percentage points of the sum of the Participant's After-Tax Percentage plus his Before-Tax Percentage;

                                    (B) is 50 percent of the next four
                  percentage points of the sum of the Participant's After-Tax Percentage plus his Before-Tax Percentage;

                                    (C) is his Salary plus his Salary
                  Continuation Payments (if any); and

                                    (D) is the "Company Matching Contributions"
                  (as defined in the Savings Plan) made to his account under the Savings Plan.

                  (m) "FINAL AVERAGE COMPENSATION" means a Participant's "Final Average Compensation" (as defined in the Pension Plan).

                  (n) "EXCESS 415 AMOUNT" means for a Plan Year the excess (if any) of (i) the allocations (including "Company Matching Contributions" as defined in the Savings Plan) that would have been made under the following sentence with respect to a Participant under the Savings Plan if the Savings Plan had not been subject to the dollar limit described in section 415(c)(1)(A) of the Code over (ii) such dollar limit. In calculating the Excess 415 Amount, no change in a Participant's After-Tax Percentage or Before-Tax Percentage during the Plan Year for purposes of the Savings Plan shall be effective with respect to this Plan.

                  (o) "EXCESS SALARY" means the excess, if any, of (i) a Participant's Salary for the Plan Year, but without any reduction to reflect the compensation limit of section 401(a)(17) of the Code, over (ii) the compensation limit of section 401(a)(17) of the Code applicable for the


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Plan Year. "Excess Salary" shall not include any portion of a Participant's
Salary Continuation Payments.

                  (p) "EXCESS SALARY AMOUNT" means the sum of the following:

                           (1) the Participant's After-Tax Percentage multiplied
by his Excess Salary; plus

                           (2) the Participant's Before-Tax Percentage
multiplied by his Excess Salary; plus

                           (3) 100 percent of the first two percentage points of
the sum of the Participant's After-Tax Percentage plus his Before-Tax Percentage; plus 50 percent of the next four percentage points of the sum of the Participant's After-Tax Percentage plus his Before-Tax Percentage; the result multiplied by his Excess Salary.

                  (q) "GENERAL ACCIDENT" means General Accident Insurance Company of America, a Pennsylvania corporation.

                  (r) "INCENTIVE AMOUNT" means for a Plan Year that portion or all of a Participant's bonus payable in the Plan Year under the CGU Management Incentive Plan and/or the CGU Long-Term Incentive Plan that the Participant elects, pursuant to the Deferral Agreement, to defer to this Plan.

                  (s) "MEMBER" shall mean a member of the Pension Plan whose benefit under the Pension Plan is limited by the Annual Benefit Limit and/or by section 401(a)(17) of the Code, provided such member is also a Senior Executive.

                  (t) "PARTICIPANT" means for a Plan Year a Senior Executive who elects to participate in the Plan under Section 3. Notwithstanding the foregoing, each Senior Executive shall be a Participant in this Plan for purposes of the supplemental pension or spouse's survivor annuity described in
Section 10, without regard to any election to participate in this Plan under
Section 3.

                  (u) "PENSION PLAN" means the CGU Pension Plan, as amended from time to time.

                  (v) "PLAN" means this CGU Supplemental Pension and Savings Plan, as amended and restated effective January 1, 1999, and as it may be further amended from time to time.

                  (w) "PLAN YEAR" means the 12-month period beginning January 1 and ending December 31.

                  (x) "PRE-PARTICIPATION COMPANY MATCHING AMOUNT" means the sum of (A) plus (B) multiplied by (C):

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                           (A) is 100 percent of the first two percentage points
of the Participant's Additional Deferral Percentage;

                           (B) is 50 percent of the next four percentage points
of the Participant's Additional Deferral Percentage; and

                           (C) is the sum of the Participant's Salary and Excess
Salary for the Plan Year(s) or portion thereof during which the Participant is excluded from participation in the Savings Plan by the eligibility rules of
Section 2.01 of the Savings Plan or any successor thereto.

                  (y) "SALARY" means a Participant's "Salary" (as defined in the Savings Plan) for the Plan Year, reduced as necessary to reflect the compensation limit of section 401(a)(17) of the Code.

                  (z) "SALARY CONTINUATION PAYMENTS" means a Participant's salary continuation payments from the Company, paid while the Participant is not performing services for the Company on account of disability, leave of absence, or severance; but without any reduction to reflect amounts deferred to this Plan.

                  (aa) "SAVINGS PLAN" means the CGU Savings Plan, as amended from time to time.

                  (bb)"SENIOR EXECUTIVE" means (i) an employee of the Company currently performing services for the Company, or (ii) an individual who is no longer performing services for the Company but who is currently receiving Salary Continuation Payments (but only until the date the final Salary Continuation Payment is made to such individual):

                           (1) who holds one of the following positions:

                                    (A) Chairman;

                                    (B) Chief Executive Officer;

                                    (C) President;

                                    (D) Senior Vice President; or

                           (2) Any other executive whose rate of Salary plus
Excess Salary as of the first day of the Plan Year equals $160,000 or more; or

                           (3) whose position is not listed in paragraph (1)
above and who is not described in paragraph (2) above, but who, by virtue of his position or compensation level, is designated by the Chief Executive Officer of General Accident as also a member of the "select group" described in Section 1.

                  (cc)"TRUST" means the trust established to accept and hold assets, subject to the claims of the Company's creditors in the event of the Company's "Insolvency" (as defined in the


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trust agreement establishing the Trust), until paid to Participants and their beneficiaries as specified in this Plan.

                  (dd)"TRUSTEE" means the trustee designated in the trust agreement establishing the Trust.

         3. PARTICIPATION

                  (a) PARTICIPATION ELECTION

                           (1) NEWLY-HIRED SENIOR EXECUTIVE. A newly-hired
Senior Executive may elect to participate in the Plan by filing with the Company a Deferral Agreement - for services to be performed subsequent to the election - during the period beginning with such Senior Executive's date of hire by the Company and ending with the 30th day after such date of hire.

                           (2) NEWLY-PROMOTED OR NEWLY-DESIGNATED SENIOR
EXECUTIVE. If an employee of the Company first becomes a Senior Executive after his date of hire, or is designated (pursuant to Section 2(bb)(3)) a Senior Executive after his date of hire, he may elect to participate in the Plan - for services to be performed subsequent to the election - during the period beginning with the first date on which such employee is classified or designated as a Senior Executive and ending with the 30th day after such date.

                           (3) LATER ELECTION. A Senior Executive who does not
elect to participate in the Plan during the 30-day period described above that is applicable to him, may subsequently elect to participate by filing with the Company a Deferral Agreement before the beginning of the first Plan Year of his participation.

                  (b) REASON FOR PARTICIPATION. A Senior Executive shall specify in the Deferral Agreement whether his participation in the Plan relates to his Excess Before-Tax and Company Matching Amount and/or Excess 415 Amount and/or Excess Salary Amount and/or Additional Deferral Amount and/or Incentive Amount and/or Pre-Participation Company Matching Amount. Notwithstanding the foregoing, any Senior Executive who is excluded from participation in the Savings Plan may only make Additional Deferral Amounts and Incentive Amounts to, and receive Pre-Participation Company Matching Amounts under, this Plan.

                  (c) IRREVOCABILITY OF DEFERRAL AGREEMENT; UNFORESEEABLE EMERGENCY. A Deferral Agreement, once filed, shall be irrevocable as to the initial Plan Year to which it relates, and as to any later Plan Years that begin before the Deferral Agreement is revoked or modified. Further, a Deferral Agreement, once filed, shall be irrevocable as to all Plan Years with respect to the "Benefit Commencement Election" and "Benefit Form Election" made thereunder. Notwithstanding the first sentence of this subsection (c), the Benefits Committee or its appointed representative, in its sole discretion, may permit a Participant who experiences an "unforeseeable emergency" (as defined in Section 8(c)) to reduce the amount he defers for the remainder of a


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Plan Year. If the Participant is a member of the Benefits Committee, he shall take no part in any decision of the Benefits Committee under this subsection
(c).

         4. ACCOUNTS. The Company shall establish an Account on behalf of each Participant in the Plan. As soon as practicable following the end of each payroll period, the Company shall credit to each Participant's Account, as specified in each Participant's Deferral Agreement:

                  (a) the Participant's Excess Before-Tax and Company Matching Amount (if any) attributable to Salary or Salary Continuation Payments paid in the payroll period; plus

                  (b) the Participant's Excess 415 Amount (if any) for the payroll period; plus

                  (c) the Participant's Excess Salary Amount (if any) attributable to Excess Salary paid in the payroll period; plus

                  (d) the Participant's Additional Deferral Amount (if any) for the payroll period; plus

                  (e) the Participant's Incentive Amount (if any) for the payroll period; plus

                  (f) the Participant's Pre-Participation Company Matching Amount (if any) for the payroll period.

         5. INVESTMENT OF ACCOUNTS

                  (a) PARTICIPANT-DIRECTED INVESTMENTS; INVESTMENT FUNDS. Subject to subsections (c), (d), and (e) below, a Participant may direct the Trustee as to the investment of the amounts credited to his Account, including future deferred amounts and/or amounts already credited to his Account, by electing to invest such amounts (with a minimum of 10 percent for any single investment fund), in any of the investment funds offered by The Vanguard Group, Inc. which the Benefits Committee authorizes as deemed investments under this Plan. The Benefits Committee, in its discretion, may discontinue the availability of any investment fund and/or make additional funds available.

                  (b) CHANGES IN ELECTION; INVESTMENT RETURN; DEFAULT FUND. Subject to subsection (c) below, the Participant may change his investment elections, with respect to both future deferred amounts and/or amounts already credited to his Account, in accordance with procedures adopted by the Benefits Committee. If a Participant makes investment elections with respect to his Account, the investment return on the amounts credited to his Account shall be the same as the investment return on the investment fund(s) in which he elects investment, regardless of whether the Participant's elections are actually implemented. In the absence of any investment election by a Participant, amounts credited to the Participant's Account will be treated as having been invested in the Money Market Reserves - Prime Portfolio for purposes of determining the investment return on the amounts.


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                  (c) LIMIT ON OR REVOCATION OF INVESTMENT DIRECTION. The
Company reserves the right to limit or revoke at any time a Participant's privilege of directing the investment of amounts in his Account. The Benefits Committee or its appointed representative shall give notice to an affected Participant of any such limitation, revocation, or refusal.

                  (d) ELECTION PROCEDURES; BENEFITS COMMITTEE APPROVAL. The Participant shall give his investment elections to the Trustee or its appointed representative in accordance with procedures adopted by the Benefits Committee. The Trustee may, in its discretion, implement the Participant's investment elections, subject to subsequent approval by the Benefits Committee acting as the Company's agent. If the Benefits Committee does not approve of all or any portion of the Participant's investment election, the Trustee shall reverse the implementation of such election to the extent it was not approved by the Benefits Committee.

                  (e) FORMER PARTICIPANT IN COMMERCIAL UNION PLAN. Notwithstanding subsection (a) above, a former participant in the Commercial Union Insurance Company Excess Savings Plan may only direct investment of amounts credited to his Account on and after January 1, 1999.

                  (f) LIMITED LIABILITY. None of the Benefits Committee or its appointed representative the Company, or the Trustee is under any duty to question any investment election of a Participant, to make any investment recommendations, or to provide to any person any investment advice or investment information. None of the Benefits Committee or its appointed representative, the Company, or the Trustee is liable for losses or damages arising out of any action in approving or purchasing any investments; the performance of any investments held under the Plan; any mistakes or errors in the execution of any investment elections; or investing or failing to invest any amounts in any Account (except to the extent described in the last two sentences of subsection
(b) above).

                  (g) GENERAL CREDITOR ONLY. All amounts credited to the Participant's Account, all property and rights purchased with such amounts (including but not limited to any investment held by the Trustee), and all income attributable to such amounts, property, or rights shall remain - until paid to the Participant or his beneficiary in accordance with the Plan - solely the amounts, property, and rights of the Company or the Trustee (as applicable), and shall remain subject to the claims of the Company's general creditors. No Participant or beneficiary has any vested, secured, or preferred position with respect to any amounts, property, or rights held in his Account or the Trust, and has no claim against the Company other than as a general unsecured creditor.

         6. PAYMENT OF ACCOUNTS

                  (a) Except as provided in Section 7, payments of amounts deferred under this Plan after 1998 with respect to a Deferral Agreement shall become due on the earlier of (i) the later of (A) the date of the Participant's termination of employment with the Company for any


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reason, or (B) the date the Participant's Salary Continuation Payments cease; or
(ii) the date(s) selected by the Participant in the Deferral Agreement.

                  (b) Payments due under subsection (a)(i) above shall be paid in one of the forms provided below, as elected by the Participant in his first Deferral Agreement entered into under this amended and restated Plan:

                           (1) in a single sum on the date described by the
Participant in the Deferral Agreement, which date is within the five-year period beginning on the January 1 next following the event giving rise to payment; or

                           (2) in five or 10 annual installments (as selected by
the Participant in the Deferral Agreement ) beginning as of the January 1 next following the event giving rise to payment; the amount of each annual installment shall be determined by dividing the amount remaining to be paid by the number of annual installments remaining to be made.

                  (c) Payments due under subsection (a)(ii) above shall be paid as of the date(s) and in the amount(s) or percentage(s) selected by the Participant in the Deferral Agreement. Any amounts remaining in the Participant's Account after such payments are made and any amounts later credited to the Participant's Account shall be paid under subsection (a)(i) above.

                  (d) So long as there is a balance in a Participant's Account, the Participant may direct the investment of such balance to the extent permitted under Section 5. Subject to Section 5 and to the terms of the Trust, in the event of a Participant's death, the amounts in his Account shall remain invested as they were at the time of the Participant's death until they are paid to the Participant's beneficiary.

                  (e) The portion of a Participant's Account attributable to the Company's matching contributions included in his Excess Before-Tax and Company Matching Amount and in his Excess Salary Amount shall be paid in accordance with this Section only to the extent the Participant would have been vested in that portion under the vesting rules of the Savings Plan if the matching contributions had been made to the Savings Plan.

         7. SPECIAL DEFERRAL ELECTION; PAST DEFERRAL ELECTIONS

                  (a) Notwithstanding Section 6, Section 10(b), and subsection
(c) below, former Participants in the General Accident Insurance Supplemental Retirement and Savings Plan and/or in the General Accident Group Executive Annual Incentive Plan whose employment with the Company and all affiliated entities is terminated after July 31, 1998 and on or before September 30, 1999 as a direct consequence of the acquisition of the common stock of General Accident plc by CGU plc may make either or both of the following elections: (i) to defer further the payment or the commencement of payments under Section 6 to any even-numbered year from the year 2000 until the year 2020 inclusive and have such amount paid under a form described in subsection (b) below and (ii) to receive payment of the supplemental pension or supplemental


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spouse's survivor annuity described in Section 10 in any form available under the Pension Plan (provided the form pays a benefit under this Plan of at least $250 per month) even if the Participant's pension or spouse's survivor annuity under the Pension Plan is paid in a different form (e.g., a lump sum). However, the Participant's election of either (i) or (ii) above must be made before the Participant's termination of employment, and before the exact amount payable to such Participant is ascertainable. The determination of whether the Participant's termination of employment was a direct consequence of such merger shall be made by the Benefits Committee or its appointed representative.

                  (b) Payments further deferred under subsection (a)(i) above shall be paid in one of the forms provided below, as elected in a special Deferral Agreement provided to the Participant by the Benefits Committee or its appointed representative:

                           (1) in a single sum payable as soon as practicable
after the January 1 of the year selected by the Participant in the special Deferral Agreement; or

                           (2) in five or 10 annual installments (as selected by
the Participant) beginning as soon as practicable after the January 1 of the year selected by the Participant in the special Deferral Agreement as the year in which payments are to commence. The amount of each annual installment shall be determined by dividing the amount remaining to be paid by the number of annual installments remaining to be made.

                  (c) Except to the extent a Participant changes his past deferral election(s) pursuant to subsections (a)(i) and (b) above, deferral elections made under this Plan, under the General Accident Group Executive Annual Incentive Plan, or under the Commercial Union Insurance Company Excess Savings Plan for amounts deferred before 1999 shall continue in effect for such amounts and for the investment return thereon.

         8. DISTRIBUTION ON ACCOUNT OF UNFORESEEABLE EMERGENCY

                  (a) BEFORE TERMINATION OF EMPLOYMENT. In the event a Participant, before his termination of employment with the Company, experiences an unforeseeable emergency, the Participant may request, and the Benefits Committee or its appointed representative, in its sole discretion, may grant, a distribution in a single sum of the portion of the Participant's Account required to relieve the emergency and not reasonably available from the Participant's other resources.

                  (b) AFTER TERMINATION OF EMPLOYMENT. In the event a Participant, after his termination of employment with the Company, experiences an unforeseeable emergency, the Participant may request, and the Benefits Committee or its appointed representative, in its sole discretion, may grant, an acceleration of any portion of the Participant's Account payable in installments, to the extent necessary to relieve the emergency and not reasonably available from the Participant's other resources.

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                  (c) UNFORESEEABLE EMERGENCY. For purposes of this Section, a distribution will be on account of an "unforeseeable emergency" if the distribution is necessary in light of an unanticipated emergency that is caused by an event beyond the control of the Participant and would result in severe financial hardship to the Participant if the distribution were not permitted. The Benefits Committee or its appointed representative, in its sole discretion, shall determine whether or not a Participant has experienced an "unforeseeable emergency," within the meaning of this Section.

                  (d) BENEFITS COMMITTEE ACTION. If the Participant is a member of the Benefits Committee, he shall take no part in any decision of the Benefits Committee under this Section.

         9. BENEFICIARY DESIGNATION

                  (a) Each Participant shall designate on his Deferral Agreement the person or persons as his beneficiary or beneficiaries to whom his Account shall be paid in the event of his death prior to the complete distribution of his Account to him. Each beneficiary designation shall be effective only when filed with the Benefits Committee or its appointed representative during the Participant's lifetime.

                  (b) Any beneficiary designation may be changed by a Participant without the consent of any designated beneficiary or any other person by the filing of a new beneficiary designation with the Benefits Committee or its appointed representative. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.

                  (c) If any Participant fails to designate a beneficiary in the manner provided above or if the beneficiary designated by a Participant predeceases the Participant, the Benefits Committee or its appointed representative shall direct such Participant's Account (or the balance thereof) to be distributed as follows:

                           (1) to the Participant's surviving spouse; or

                           (2) if the Participant has no surviving spouse, then
to the Participant's estate.

                  (d) If the beneficiary designated by a Participant dies after the Participant dies, but before receiving distribution of the Participant's Account, and no other effective beneficiary designation is in effect, the Benefits Committee or its appointed representative shall direct that the balance of the Participant's Account be distributed to such beneficiary as the beneficiary designated, or if no such designation is in effect, then to the beneficiary's estate.

                  (e) All distributions on account of a Participant's death shall be in the form of a single-sum payment.

         10. SPECIAL SUPPLEMENTAL BENEFIT

                  (a) The Company shall supplement the pension of any Member or the Member's spouse's survivor annuity, payable under the Pension Plan, by the amount which is the difference, if any, between such pension or spouse's survivor annuity and the pension or spouse's survivor annuity which would have been payable under the Pension Plan (i) if the provisions of the Pension Plan were administered without regard to the Annual Benefit Limit and (ii) if the Member's Final Average Compensation had not been reduced to reflect the compensation limit of section 401(a) (17) of the Code. The benefit of a Member (or any other person) under this Section shall not be less than the benefit the Member (or other person) had accrued under the General Accident Insurance Supplemental Retirement and Savings Plan as of December 31, 1998 (except that such benefit may be decreased by the continued participation of the Member (or other person) in the Pension Plan).

                  (b) Except as provided in Section 7, the supplemental pension or supplemental spouse's survivor annuity described in subsection (a) above shall be paid to the Member (or on his behalf to his spouse) in the same form and manner as payment of the Member's pension or his spouse's survivor annuity under the Pension Plan is paid and shall be actuarially adjusted in the same manner as his pension or his spouse's survivor annuity is adjusted under the Pension Plan (as determined by the Benefits Committee or its appointed representative with the advice of the actuary for the Pension Plan).

                  (c) In the event a Member's pension or his spouse's survivor annuity under the Pension Plan is subject to a qualified domestic relations order, the supplemental pension or supplemental spouse's survivor annuity provided by this Plan shall be paid without regard to the order, unless the order specifically applies to benefits payable under this Plan.

         11. PAYMENT TO GUARDIAN. If an amount is payable under this Plan to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Benefits Committee or its appointed representative may direct the payment of the amount to the guardian, legal representative or person having the care and custody of the minor, incompetent, or incapable person. The Benefits Committee or its appointed representative may require proof of incompetence, minority, incapacity, or guardianship as it may deem appropriate prior to the distribution of the amount. The distribution shall completely discharge the Benefits Committee and its appointed representative and the Company from all liability with respect to the amount distributed.

         12. WITHHOLDING; PAYROLL TAXES. The Company shall withhold from payments made under the Plan any taxes required to be withheld from a Participant's wages for federal, state, or local government income tax.

         13. SOURCE OF FUNDS

                  (a) IN GENERAL. This Plan shall be unfunded, and, except as provided in subsection (b) below, payment of benefits hereunder shall be made from the general assets of the Company. Any assets that may be set aside, earmarked, or identified as being intended for the provision of benefits under this Plan, shall remain assets of the Company and shall be subject to the claims of its general creditors. Each Participant and beneficiary shall be a general creditor of the Company to the extent of the value of his benefit accrued hereunder, and he shall have no right, title, or interest in any specific asset that the Company may set aside or designate as intended to be applied to the payment of benefits under this Plan. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

                  (b) TRUST. Notwithstanding subsection (a) above, assets may be set aside in the Trust and earmarked as being intended for the provision of benefits under this Plan provided all of the following requirements are met:

                           (1) Participants continue to be general and unsecured
creditors of the Company with respect to assets set aside in the Trust;

                           (2) in the event of the Company's bankruptcy or
insolvency, assets set aside in the Trust are subject to the claims of the Company's creditors;

                           (3) the Chief Executive Officer of General Accident
and the Board of Directors have a duty to inform the Trustee of the Company's bankruptcy or insolvency;

                           (4) the Trust provides that, upon receipt of the
notice described in paragraph (3) above, the Trustee shall stop paying benefits to Participants and their beneficiaries; and

                           (5) upon a determination of the Company's bankruptcy
or insolvency, the Trustee shall hold the assets set aside in the Trust for the benefit of the Company's creditors (including the Participants and beneficiaries under this Plan) and deliver them as a court of competent jurisdiction may direct.

         14. BENEFITS COMMITTEE

                  (a) IN GENERAL. This Plan shall be administered by the Benefits Committee appointed under the provisions of the Pension Plan and Savings Plan. Unless this Plan expressly provides otherwise, the Benefits Committee shall ultimately have sole discretion to construe and interpret the provisions of the Plan and to determine finally all questions concerning benefit entitlements, including the power to construe and determine disputed or doubtful terms. However, the appointed representative of the Benefits Committee may exercise such responsibilities in the first instance. To the maximum extent permissible under law, the determinations of the Benefits Committee on all such matters shall be final and binding upon all persons involved.

                  (b) RECORDS AND REPORTS. The Benefits Committee or its appointed representative shall keep a record of its proceedings and actions and shall maintain all books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Benefits Committee or its appointed representative shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available therefor.

                  (c) PAYMENT OF EXPENSES. The Company shall pay all expenses of administering the Plan. Such expenses shall include any expenses incident to the functioning of the Benefits Committee or its appointed representative.

                  (d) INDEMNIFICATION FOR LIABILITY. The Company shall indemnify the members of the Benefits Committee and the employees of the Company to whom the Benefits Committee delegates duties under the Plan, against any and all claims, losses, damages, expenses, and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

         15. CLAIMS PROCEDURE. The procedure for presenting claims under the Plan and appealing denials thereof shall be as follows:

                  (a) FILING OF CLAIMS. Any Participant or beneficiary (the "claimant") may file a written claim for a Plan benefit with the Benefits Committee or its appointed representative.

                  (b) NOTICE OF DENIAL OF CLAIM. In the event of a denial of any benefit requested by any claimant, the claimant shall be given a written notification containing specific reasons for the denial. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial is based. In addition, it shall contain a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

                           The written notification shall be given to the
claimant within 90 days after receipt of his claim by the Benefits Committee or its appointed representative unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.

                  (c) RIGHT OF REVIEW. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Benefits Committee or its appointed representative issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Benefits Committee or its appointed representative. Such written request must be received by the Benefits Committee or its appointed representative within 60 days after receipt by the claimant of written notification of the denial of the claim.

         (d) DECISION ON REVIEW

                  (1) A decision shall be rendered by the Benefits Committee or its appointed representative within 60 days after the receipt of the request for review. However, where special circumstances make a longer period for decision necessary or appropriate, the decision of the Benefits Committee or its appointed representative may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days. In no event shall the decision of the Benefits Committee or its appointed representative be rendered more than 120 days after the receipt of the request for review.

                  (2) Any decision by the Benefits Committee or its appointed representative shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

         (e) DEEMED DENIAL. If a decision on a claim is not rendered within the time period prescribed in subsection (b) or (d) above, the claim shall be deemed denied.

         16. NONALIENATION OF BENEFITS. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his beneficiary. Neither the Participant nor his beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he may expect to receive, contingently or otherwise, under this Plan, except the right to designate a beneficiary to receive death benefits provided hereunder. In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any harm that arises out of the Company's obeying the final order of any state or federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

         17. AMENDMENT AND TERMINATION

                  (a) The Chief Executive Officer of General Accident may approve and execute changes of a technical nature to the Plan which do not materially affect the substance thereof and which, in the opinion of the Chief Executive Officer, are necessary and desirable. In addition, the Board of Directors reserves the right to amend the Plan in writing at any time and from time to time in any fashion and to terminate it at will.

                  (b) No amendment or termination of the Plan shall decrease or restrict any Account maintained pursuant to any existing Deferral Agreement under the Plan or any benefit in pay status under Section 10 (except that a benefit accrued under Section 10 may be decreased by the continued participation of the Member (or other person) in the Pension Plan).

                  (c) Notwithstanding the foregoing, the Company shall have no further liability or obligation under the Plan or the Participant's Deferral Agreement(s) in the event of the termination of the Plan, provided the Participant is paid in a single sum the full amount of his Account as of the date of the termination of the Plan (including the present value of any benefit accrued or in pay status under Section 10, as determined by the Benefits Committee or its appointed representative with the advice of the actuary for the Pension Plan).

         18. PARTICIPATING EMPLOYERS

                  (a) Any affiliate of General Accident, with the consent of the Chief Executive Officer of General Accident, may adopt the Plan and become a participating employer hereunder:

                           (1) by filing, with the Chief Executive Officer of
General Accident and the Benefits Committee, a certified copy of a resolution of that company's board of directors (or other governing body) providing for its adoption of the Plan; and

                           (2) by filing with the Benefits Committee a certified
copy of a statement from the Chief Executive Officer of General Accident consenting to such adoption.

                  (b) Any action required or permitted to be taken under the Plan by the Company shall be by resolution of the Board of Directors or by a duly authorized committee of the Board of Directors or by a person or persons authorized by resolution of the Board of Directors or the committee. Each participating employer appoints the Board of Directors as its agent to exercise on its behalf any action required or permitted to be taken under the Plan by the Company.

         19. NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed as conferring upon any person the right to be employed by the Company or to continue in the employ of the Company.

         20. APPLICABLE LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, to the extent not superseded by federal law.

         21. SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term "successors" as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

         22. HEADINGS. The headings of the Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of a Section, the contents of the Section shall control.

         23. NUMBER AND GENDER. Whenever any words used herein are in the singular form or in the masculine form, they shall be construed as though they were also used in the plural form or in the feminine or neuter form in all cases where they would so apply.

                  IN WITNESS WHEREOF, GENERAL ACCIDENT INSURANCE COMPANY OF AMERICA has caused these presents to be duly executed this _____ day of __________, 199__.


Attest:                                         GENERAL ACCIDENT INSURANCE
                                                COMPANY OF AMERICA


--------------------------------------------    By:__________________________
Secretary


                                                PARTICIPATING EMPLOYER:


Attest:                                         COMMERCIAL UNION
                                                INSURANCE COMPANY


                                                By:
--------------------------------------------       __________________________
Secretary

                                                Date:________________________

                                    EXHIBIT A

[NOTE: Exhibit A is not to be completed or executed. If a Senior Executive elects to participate in the Plan by entering into a Deferral Agreement, a separate Deferral Agreement, in substantially the form of this Exhibit A, shall be completed, executed, and filed by the Senior Executive with the Benefits Committee.]



                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN


              DEFERRAL AGREEMENT AND BENEFICIARY DESIGNATION (1999)


                  The CGU Supplemental Pension and Savings Plan (the "Supplemental Plan") provides a select group of management or highly compensated employees with the ability (i) to replace, with deferrals under a nonqualified plan, all or a portion of deferral opportunities unavailable under the CGU Savings Plan (the "Savings Plan") because of limits set forth in the Internal Revenue Code, and (ii) to defer additional amounts of compensation. The purpose of this Deferral Agreement is to determine the level of your participation (if any) during the 1999 Plan Year, and during succeeding Plan Years that begin before you revoke or modify this Agreement.

                  AFTER YOU SIGN THIS DEFERRAL AGREEMENT AND IT IS ACCEPTED BY CGU, YOU WILL NOT BE PERMITTED TO REVOKE OR ALTER IT IN ANY WAY (EXCEPT TO CHANGE YOUR BENEFICIARY) UNTIL, AT THE EARLIEST, JANUARY 1 OF THE PLAN YEAR BEGINNING AFTER THE YEAR FOR WHICH YOUR NEW AGREEMENT IS FIRST EFFECTIVE. FURTHER, TO REVOKE OR ALTER YOUR AGREEMENT FOR A LATER PLAN YEAR, YOU MUST COMPLETE A NEW DEFERRAL AGREEMENT, SIGN AND DATE IT, AND OBTAIN CGU'S ACCEPTANCE OF IT, ALL BEFORE JANUARY 1 OF THAT LATER PLAN YEAR. FINALLY, THE BENEFIT COMMENCEMENT ELECTION AND THE BENEFIT FORM ELECTION YOU SELECT IN SECTIONS 2 AND 3 BELOW MAY NOT BE CHANGED FOR ANY FUTURE PLAN YEAR.

                  Before completing the Deferral Agreement, please take the time to consider carefully the descriptive materials provided to you with this Agreement. The materials describe some important differences that exist between the Savings Plan and the Supplemental Plan, and explain in greater detail the choices you are asked to make on this Deferral Agreement. Capitalized terms in this Deferral Agreement are defined in the Supplemental Plan itself or in the Savings Plan.

                  1. PARTICIPATION ELECTION [CHECK EITHER (a) OR (b) BELOW].
                  ----------------------------------------------------------

                  (a) / / I hereby elect NOT to defer any amounts under the Supplemental Plan during Plan Year 1999 and succeeding Plan Years. I understand that I may be eligible to accrue benefits under the special supplemental benefit described in Section 10 of the Supplemental Plan, even if I check this box. I UNDERSTAND THAT BY CHECKING THIS BOX, I MAY NOT DEFER ANY OF THE AMOUNTS LISTED IN (b) BELOW UNLESS AND UNTIL I EXECUTE ANOTHER DEFERRAL AGREEMENT.

                  (b) / / I hereby elect to have the following amounts during Plan Year 1999, and during succeeding Plan Years that begin before I revoke or modify this Agreement, deferred under the terms of the Supplemental Plan [CHECK ANY NUMBER OF BOXES YOU WISH]:

/ /               EXCESS BEFORE-TAX AND COMPANY MATCHING AMOUNT.  After your Before-Tax Deposits to the Savings
                  Plan for a Plan Year equal the $10,000 limit (as adjusted for cost-of-living increases), your before-tax percentage in effect under the Savings Plan on December 31 of the preceding Plan
                  Year will continue to be used to reduce your Salary in the Plan Year and will be credited to a bookkeeping account maintained by the Company.  The $10,000 limit (as adjusted) will be calculated without regard to any changes you may make in your before-tax percentage under the
                  Savings Plan after December 31 of the preceding Plan Year. In addition, Company Matching
                  Contributions on the amount will be credited to the bookkeeping account (to the extent they will not be allocated to your account under the Savings Plan).

                  If you cease to perform services for the Company but receive Salary Continuation Payments while this Agreement is in effect, the deferral percentage will be applied to such Payments, without regard to the $10,000 limit. In addition, Company Matching Contributions on the total
                  Excess Before-Tax Amount will be credited to the bookkeeping account (to the extent they will not be allocated to your account under the Savings Plan). (Company Matching Contributions are subject to the vesting schedule in the Supplemental Plan.)

/ /               EXCESS 415 AMOUNT.  After your allocations under the Savings Plan for a Plan Year equal the annual limit (the lesser of $30,000 - as adjusted - or 25% of the sum of your W-2 compensation plus certain salary deferrals for the Plan Year) on all deposits (including those made by the Company), allocations that would have been made to your account under the
                  Savings Plan will continue to be used to reduce your compensation for the Plan Year, and will be credited to a bookkeeping account maintained by the Company. The limit (as adjusted) will be calculated without regard to any changes you may make in your before-tax percentage or after-tax percentage under the Savings Plan after December 31 of the preceding Plan Year.

/ /               EXCESS SALARY AMOUNT.  If your compensation for a Plan Year is greater than $160,000 (as adjusted), your before-tax percentage and after-tax percentage in effect under the Savings
                  Plan on December 31 of the preceding Plan Year will continue to be used to reduce your compensation in excess of $160,000 (as adjusted) for the Plan Year, and will be credited to a bookkeeping account maintained by the Company. The credit will be calculated without regard to any changes you may make in your before-tax percentage or after-tax percentage under the
                  Savings Plan after December 31 of the preceding Plan Year.

/ /               ADDITIONAL DEFERRAL AMOUNT.  ________% [INSERT ANY WHOLE PERCENTAGE FROM 1 TO 7%, INCLUSIVE]
                  beginning _________ [INSERT DATE ON AND AFTER WHICH THE DEFERRAL WILL BE EFFECTIVE; IF NO
                  DATE IS INSERTED, THE DATE WILL BE DEEMED TO BE JANUARY 1 OF THE PLAN YEAR AFTER THE PLAN
                  YEAR IN WHICH YOU SIGNED THIS AGREEMENT]. The sum of your Salary for a Plan Year (without reduction for any amounts deferred to the Supplemental Plan) plus your Excess Salary for the
                  Plan Year (in both cases, after the date inserted above) will be multiplied by the percentage inserted above and your compensation for the Plan Year will be reduced by the resulting dollar amount. That amount will be credited to a bookkeeping account maintained by the
                  Company.


                                                       2


/ /               INCENTIVE AMOUNT. _____% [INSERT ANY WHOLE PERCENTAGE FROM 1
                  TO 100%] of the amount payable to me during the Plan Year under the Company's Management
                  Incentive Plan and/or ____% [INSERT ANY WHOLE PERCENTAGE FROM 1 TO 100%] of the amount payable to me under the Company's Long-Term Incentive Plan.

                  2. BENEFIT COMMENCEMENT ELECTION

                  (a) I understand that any amounts deferred under Section 1 above and the Interest credited thereto under the terms of the Supplemental Plan will become payable (or commence to be paid) to me in the form and at the time(s) described in Section 3 below following my termination of employment (after all Salary Continuation Payments have been made), or on an earlier date selected by me. I hereby select [CHECK ONE BOX ONLY]:

                  / / that payments attributable to amounts deferred by me under this Deferral Agreement become payable as of January 1 of the year checked below, IF such date precedes my termination of employment with the Company [CHECK ONLY ONE YEAR]:

------------------------------------------------------
/ /2002                      / /2012
------------------------------------------------------
/ /2004                      / /2014
------------------------------------------------------
/ /2006                      / /2016
------------------------------------------------------
/ /2008                      / /2018
------------------------------------------------------
/ /2010                      / /2020
------------------------------------------------------

                  ; or

                  / /      that payments attributable to amounts
                           deferred by me under this Deferral Agreement become payable ONLY upon my termination of employment with the Company (after all Salary Continuation Payments have been made).

                  1. BENEFIT FORM ELECTION

                  (a) If amounts become payable to me under Section 2 above on a date selected by me prior to my termination of employment with the Company, the amounts will be paid in a single sum. Amounts that become payable to me upon my termination of employment with the Company will be paid in the form I select below [CHECK ONE BOX ONLY]

                  / / in a single sum as of the ____________ [INSERT FIRST, SECOND, THIRD, FOURTH, OR FIFTH] ____________ [INSERT MONTH AND DAY] that coincides with or follows the first January 1 after my termination of employment with the Company; or

                  / / in five approximately equal annual installments, beginning as of the January 1 next following the Plan Year of my termination of employment with the Company; or

                  / / in 10 approximately equal annual installments, beginning as of the January 1 next following the Plan Year of my termination of employment with the Company.

                  2. BENEFICIARY ELECTION. I understand that in the event of my death before I receive the entire amount payable under this Deferral Agreement (if any), the remaining amount will be paid in a single sum to the beneficiary I designate below or, if none or if my designated beneficiary predeceases me, to my surviving spouse or, if none, to my estate. I further understand that the last beneficiary designation filed by me during my lifetime for a particular Deferral Agreement cancels all prior beneficiary designations previously filed by me for that Deferral Agreement.


                  I hereby designate _________________________________ [INSERT
NAME], residing at [INSERT ADDRESS], whose Social Security number is, ___________________ as my beneficiary.

                              *   *   *   *   *

                  By signing this Deferral Agreement, I agree to the terms and conditions of the Supplemental Plan as the Plan now exists, and as it may be amended from time to time.


---------------------------------------
Signature of Senior Executive                             Date


                                        ACCEPTED:
                                        CGU

                                    By:


                                            Date

                                 AMENDMENT NO.1
                                     TO THE
                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1999)

Pursuant to section 17(a) thereof, the CGU Supplemental Pension and Saving Plan is amended as follows:

1. Effective August 25, 1999, subsection (j) of Section 2 is amended by deleting the words "General Accident" and substituting "CGU Insurance Company" in their place.

2. Effective October 1, 1999, subsection (a) of Section 7 is hereby amended to read as follows:

         Notwithstanding Section 6, Section 10(b), and subsection (c) below, former Participants in the General Accident Insurance Supplemental Retirement and Savings Plan and/or in the General Accident Group Executive Annual Incentive Plan whose employment with the Company and all affiliated entities is terminated after July 31, 1998 and on or before December 31, 2000 as a direct consequence of the acquisition of the common stock of General Accident plc (the ultimate foreign parent of CGU Insurance Company, formerly known as "General Accident Insurance Company of America") by CGU plc (the ultimate foreign parent of Commercial Union Insurance Company) may make either or both of the following elections" (i) to defer further the payment or commencement of payments under Section 6 to any even numbered year from the year 2000 until the year 2020 inclusive and have such amount paid under a form described in subsection (b) below and (ii) to receive payment of the supplemental pension or supplemental spouse's survivor annuity described in Section 10 in any form available under the Pension Plan (provided the form pays a benefit under this Plan of at least $250 per month) even if the Participant's pension or spouse's survivor annuity under the Pension Plan is paid in a different form (e.g., a lump sum). However, the Participant's election of either (i) or (ii) above must be made before the Participant's termination of employment, and before the exact amount payable to such participant is ascertainable. A Participant's termination of service is not a direct consequence of such acquisition unless either the Participant's service is terminated on or before December 31, 1999, or the Benefit's Committee or its delegate, on or before December 31, 1999, both informs the Participant that his service will be terminated on or before December 31, 2000, as a direct consequence of such acquisition and gives the Participant a notice setting forth his date of termination of service in 2000. Further, whether the Participant's termination of service was a direct consequence of such acquisition shall be determined by the Benefit's Committee or its delegate based on all the facts and circumstances and in a nondiscriminatory manner.

IN WITNESS WHEREOF, CGU Insurance Company has caused this amendment to the CGU Insurance Company Pension Plan to be executed on behalf of the Company by its duly sworn officer as of the _____ day of April, 2000.




                                   By /s/ Robert Gowdy
                                      ------------------------------
                                      President,
                                      CGU Insurance Company

                                 AMENDMENT NO. 2
                                     TO THE
                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1999)


         Pursuant to Section 17(a) of the CGU Supplemental Pension and Savings Plan, as amended (the "Plan") CGU Insurance Company hereby amends the Plan, effective as of the date hereof, as set forth in paragraphs 1 through 11, inclusive, below.

         1. Section 2 is amended by deleting, in each place they appear, the words "Salary plus Excess Salary plus Salary Continuation Payments" and replacing them with the words "Salary plus Excess Salary plus Salary Continuation Payments plus Other Amounts".

         2. Section 2 is further amended by adding a new subsection immediately following subsection (h) as follows:

                  "(hh) "CHANGE IN CONTROL" means the transfer of ownership of 50 percent or more of the stock of CGU Corporation, or of substantially all of its assets, to a person or entity which on June 1, 2000 was unrelated to CGNU plc, the ultimate foreign parent of CGU Corporation on that date.

         3. Section 2 is further amended by adding a new subsection immediately following subsection (s) as follows:

                  "(ss) "OTHER AMOUNTS" means such items of remuneration (other than Salary, Excess Salary or Salary Continuation Payments) as the Benefits Committee may determine."

         4. Section 3(a)(3) is amended by adding thereto the following sentence:
"In addition, the Benefits Committee may permit a mid-year Deferral Agreement (or additional Deferral Agreement) for the deferral of Salary Continuation Payments or Other Amounts (such as retention bonuses or other payments, including severance paid other than as salary continuation) that may become payable in connection with a business transaction expected to result in a Change in Control or in such other special circumstances as the Benefits Committee may determine. Any such mid-year Deferral Agreement shall take effect on such date or dates and be subject to such conditions as the Benefits Committee determines."

         5. Section 3(c) is amended in its entirety to read as follows:

                  "(c) IRREVOCABILITY OF DEFERRAL AGREEMENT; CERTAIN EXCEPTIONS. Except as hereinafter provided, a Deferral Agreement, once filed, shall be irrevocable as to the initial Plan Year to which it relates and as to any later Plan Years that begin before the Deferral Agreement is revoked or modified. Further, a Deferral

         Agreement, once filed, shall be irrevocable (except as hereinafter provided) with respect to the Benefit Commencement Election" and "Benefit Form Election" made thereunder. Notwithstanding the foregoing, in the event of a cash-out election by a Participant under Section 8(c), and to the extent specified by a Participant in the event of an accelerated payment under Section 8(b), all remaining deferrals by the Participant for the Plan Year shall cease. In the event of a hardship withdrawal described in Section 8(a), if the Benefits Committee or it's appointed representative, in its sole discretion, so determines, deferrals by the Participant for the remainder of the Plan Year shall likewise be reduced or eliminated. If the Participant is a member of the Benefits Committee, he shall take no part in any decision of the Benefits Committee under the preceding sentence that affects the payment of his Account."

         6. The last sentence of Section 5(a) is deleted and replaced with the following text:

         "The Benefits Committee, in its discretion, may discontinue the availability and/or make additional funds available; provided, that from and after a Change in Control: (i) if the Company or an affiliate maintains for the benefit of eligible employees of the Company a 401(k) savings plan or similar tax-qualified plan that offers participant-directed investments within a group of mutual funds or similar investment choices (the "Qualified Plan Choices"),the Qualified Plan Choices shall be made available as notional investment options under the Plan unless the Benefits Committee determines that to do so would be manifestly impracticable; and (ii) if no Qualified Plan Choices exist, or if the Benefits Committee determines that to make the Qualified Plan Choices available as notional investment options under the Plan would be manifestly impracticable, the Benefits Committee shall make such other provisions for the notional investment of accounts under the Plan, other than notional investment in securities of the Company or an affiliate of the Company, as it reasonably determines to be necessary to provide for an opportunity for investment return commensurate with that which was available under the Plan prior to the Change in Control. The crediting of accounts with notional interest at a rate not less than the prime rate as in effect from time to time shall be deemed to satisfy the requirements of clause (ii) of the immediately preceding sentence, where such clause applies."

         7. Section 6(a) is amended by deleting the words "Except as provided in
 Section 7" and replacing them with the words "Except as provided in Section 7 and Section 8".

         8.  Section 8 is amended in its entirety to read as follows:

                  "8. OTHER RULES. Notwithstanding the general provisions otherwise applicable to the distribution of Accounts, the following special rules shall control where applicable by their terms:

                           (a) UNFORESEEABLE EMERGENCIES. In the event a
                  Participant, before or after termination of employment with the Company, experiences an unforeseeable emergency, the Participant may request and the Benefits Committee or its appointed representative, in its sole discretion, may grant an acceleration of payment of all or a portion of the Participant's Account to the extent necessary to relieve the emergency. For purposes of this subsection, an "unforeseeable emergency" is one that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the Participant if a distribution were not permitted. If a Participant is a member of the Benefits Committee, he shall take no part in any decision of the Benefits Committee under this Section that affects the payment of his Account.

                           (b) CHANGE IN PAYMENT UPON CHANGE IN CONTROL. In the
                  event of a contemplated transaction or series of transactions which, if it or they occur, are expected to result in a Change in Control, The Benefits Committee may offer to Participants a special election to accelerate the payment of Accounts or otherwise to change such payment terms. Each such election shall be conditioned upon consummation of the Change in Control and shall have such other conditions and provisions as the Benefits Committee may require. In the event of any such accelerated payment to the Participant which by its terms is to occur in 2000 or 2001, the amount of the accelerated payment shall be increased by (i) in the case of a Participant who at time of the special election is an employee of the Company, 10%, and (ii) in the case of any other Participant, 5%, of the amount of the payment determined without regard to this subsection.

                           (c) CASH-OUT WITH FORFEITURE. A Participant may at
                  any time elect in writing to have the Company pay to him, in full satisfaction of the Company's obligations with respect to his Account, an amount equal to 90% of the Account (or of the remaining portion thereof, if payment of the Account has already commenced). The residual 10% of the Account (or of the remaining portion thereof, if payment of the Account has already commenced) shall, upon payment of the amount elected to be paid pursuant to the preceding sentence, be promptly and irrevocably forfeited.

                           (d) ADDITIONAL PROVISIONS. In determining payments or
                  in applying other provisions under the Plan, the Benefits Committee shall not be required to treat different Accounts or sub-Accounts of the same Participant as notionally invested in different alternatives under Section 5, but may aggregate Accounts or sub-Accounts for purposes of Section 5 on such basis as it deems appropriate to carry out the purpose of the Plan.

         9.  Section 10(a) is amended in its entirety to read as follows:

                           "(a) The Company shall supplement the pension benefit
                  of each Member under the Pension Plan and the survivor benefit, if any, payable under the Pension Plan to the Member's surviving spouse by paying to the Member or the Member's surviving spouse, as the case may be, the amount which is the excess (if any) of (i) over (ii), where:

                               (i) is the benefit that would have been payable
                      under the Pension Plan had the Pension Plan been construed and administered (A) without regard to the Annual Benefit Limit and without regard to any Pension Plan language intended to implement the Annual Benefit Limit, (B) without regard to the portion, if any, of the Member's accrued benefit under the Pension Plan referred to in
                      Section 3.1(a)(4) and Section 3.1(b)(1)(C) thereof (relating to scheduled benefits for certain Members as specified in Appendix E to the Pension Plan) and related provisions, and (C) by taking into account the Member's Final Average Compensation without regard to the limitations under Section 401(a)(17) of the Code and without regard to any Pension Plan language intended to implement Section 401(a)(17) of the Code; and

                               (ii) is the benefit that is actually payable
                      under the Pension Plan.

                  In no event shall the benefit of a Member or of any other person under this Section be less than the benefit, if any, that the Member or other person had accrued under the General Accident Insurance Supplemental Retirement and Savings Plan as of December 31, 1998 (except that such benefit may be decreased by the continued participation of the Member or other person in the Pension Plan)."

         10. Section 17(a) is amended by adding the following sentence: "For the avoidance of doubt, the amendment powers of the Chief Executive Officer and Board as set forth above are subject to the limitations set forth in paragraph
(b) immediately following."

         11. Section 17(b) is amended in its entirety to read as follows:

                           "(b) No amendment or termination of the Plan shall
                  decrease or restrict any Account maintained under the Plan (including, without limitation, by limiting the scope of the last two sentences of Section 5(a) above (pertaining to notional investments under the Plan from and after a Change in Control), nor shall any amendment reduce the amount payable with respect to any Member Under Section 10 above (i) in the case of a benefit in pay status, the amount of such benefit, and (ii) in the case of a benefit not yet in pay status, the amount that would have been payable under Section 10 of the Plan as in effect immediately prior to such amendment or termination, assuming no further accruals after that date.

                  Nothing in this paragraph (b) shall be construed as limiting a decrease in benefits under Section 10 to the extent such decrease is attributable to the continued participation of the Member or other person in the Pension Plan."

         IN WITNESS WHEREOF, CGU Insurance Company has caused this instrument to be signed in its name and on its behalf by its duly authorized officer as of the _____ of July, 2000.



                                           CGU INSURANCE COMPANY

[ATTESTATION AND SEAL]
                                           BY: /s/ Vincent A. Brazauskas
                                               ------------------------------
                                               Senior Vice President

                                 AMENDMENT NO. 3
                                     TO THE
                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN
                    (AS AMENDED AND RESTATED JANUARY 1, 1999)


WHEREAS, CGU Insurance Company ("the Company") maintains the CGU Supplemental Pension and Savings Plan, as amended and restated January 1, 1999 (the "Plan"); and,

WHEREAS, CGU Corporation is the parent company of CGU Insurance Company and CGNU plc ("Parent") is the ultimate parent corporation to CGU Corporation and its subsidiaries; and,

WHEREAS, the Company has established certain trust agreements for the purpose of meeting its obligations under the Plan (the "Trusts"); and,

WHERES, Section 10 of the Plan provides for benefits for eligible Members supplementing the benefits to which those Members are or may become entitled under the CGU Pension Plan (as amended, the "Pension Plan"); and,

WHEREAS, Parent desires to guarantee, in certain limited circumstances, the payment of Plan benefits which Members have accrued under Section 10 of the Plan as of the Closing Date ("Accrued Supplemental Pension Benefits").

NOW, THEREFORE, in order to provide additional assurances to Members and/or participants of the Plan and their beneficiaries, the Company, by action of its Board of Directors, and with the consent of CGU Corporation and Parent, hereby amends the Plan by adding subparagraphs (d) through (f) to Section 10 of the
Plan:

         (d) CGU Corporation hereby guarantees the payment of any benefits which become payable pursuant to this Section on or after the Closing Date but remain unpaid by the Company. CGU Corporation will make such payment at the same time and in the same amount and manner as such payment would have been made absent such default.

         (e) In the event CGU Corporation defaults on its obligation under subparagraph (d) above, CGNU plc ("Parent") guarantees the payment of any "Accrued Supplemental Pension Benefits" (as such term is defined in subparagraph (f), below) which become payable pursuant to this Section 10 on or after the Closing Date if Parent determines that the default is due to the following: (i ) neither the Company nor CGU Corporation have sufficient available assets to pay the Accrued Supplemental Pension Benefits due to insolvency or bankruptcy or any action or direction taken on behalf of the Insurance Commissioner which relates to the assets of the Company or CGU Corporation, AND (ii) the assets of any Trust(s) established pursuant to Section 13(b) of the --- Plan are insufficient to satisfy the Accrued Supplemental Pension Benefit liabilities because such assets have been used to satisfy the creditors of the Company as a result of the insolvency or bankruptcy of the Company in accordance with Section 13 (b)(5) of the Plan. Should the Company or CGU Corporation default on their obligation to pay the Accrued Supplemental Pension Benefits for any reason other than the foregoing, or if the conditions for the occurrence of the Closing Date, as specified in the last sentence of Subsection 10(f) fail to occur, Parent will not guarantee the payment of any Accrued Supplemental Pension Benefits which remain unpaid. Parent's obligations under this Section 10 are contractual only and shall not be construed as securing or funding the interest of any Member or of any other person under this Section.

         (f) The Term "Accrued Supplemental Pension Benefits" for which Parent may become liable pursuant to this Section shall be defined as the amount of benefits which Members have accrued under Section 10 of the Plan, determined: (i) without regard to any increase in benefits occurring by reason of service after the Closing Date; (ii) without regard to any increase after the Closing Date in Member compensation (even if, under the terms of the Plan, such increases affect benefits attributable to service prior to the Closing Date); PROVIDED, HOWEVER,
         (iii) Amendment No. 2 to the CGU Pension Plan, if and when effective, will add, by Appendix, a schedule of increases in benefits for certain specified Members, which increases may have the effect of reducing benefits payable to Members under this Plan. If Amendment No. 2 to the Pension Plan takes effect upon the issuance of a favorable determination letter from the Internal Revenue Service, Parent shall take into account any reduction in Plan benefits which may occur after the Closing Date which is attributable to the effectiveness of such amendment in determining the amount of benefits to be paid, regardless of the date on which the determination letter is issued. For purposes of this Section 10, the term "Closing Date" shall mean the date on which all of the issued and outstanding shares of the Company's common stock are sold pursuant to the stock purchase agreement, dated as of September 24, 2000, including subsequent amendments, among CGU International Holdings Luxembourg S.A., CGU Holdings LLC, Parent, White Mountains Insurance Group, Ltd., TACK Holding Corp., and TACK Acquisition Corp."

All the provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment. This Amendment shall be effective as of the Closing Date (as such term is defined in Section 10 of the Plan) and in no event prior thereto.

         IN WITNESS WHEREOF, the CGU Insurance Company has caused this Amendment to be executed by its duly authorized officer this 1st day of June, 2001.



         CGU INSURANCE COMPANY


         By:   /s/ Vincent A. Brazauskas
               -----------------------------
               Senior Vice President

         Consented on this 1st day of June, 2001:


         CGU CORPORATION


         By:  /s/ Vincent A. Brazauskas
               -----------------------------
              Senior Vice President

         Consented to this 1st day of June, 2001:


         CGNU PLC


         By:  /s/
              ---------------------------
              Authorized Signatory

                                 AMENDMENT NO. 4
                                     TO THE
                    CGU SUPPLEMENTAL PENSION AND SAVINGS PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1999)

Pursuant to Section 17(a) of the CGU Supplemental Pension and Savings Plan as amended (the "Plan"), CGU Insurance Company hereby amends the Plan, effective, unless otherwise stated herein, as of the date hereof set forth below:

         1. The name of the Plan is changed to the "OneBeacon Insurance Supplemental Plan".

         2. Section 2 is amended by adding new subsection (hhh) immediately following subsection (hh) as follows:

                  "(hhh) "BONUS AMOUNT" means notional units in the White Mountains Stock Fund credited to the Accounts of certain Participants under the Friends and Family Equity Investment Program to encourage such Participants (i) to select the White Mountains Stock Fund as a notional investment with respect to their Accounts and/or (ii) to purchase shares of White Mountains with after-tax funds. The Bonus Amount is determined on the basis of one share of White Mountains convertible preference or common shares for every three of such shares credited as a notional investment with respect to deferred funds at a deemed price of two hundred dollars ($200.00) a share, and one share of White Mountains convertible preference or common shares for every three shares of the sum of the number of shares actually purchased by a Senior Executive with after-tax funds at market value and the number of shares credited to such executive's Account described in the third sentence of Section 2(mm)."

         3. Section 2 is amended by adding two new subsections immediately following subsection (m) as follows:

                  "(mm) "FRIENDS AND FAMILY AMOUNT" means (i) an amount deferred under the Friends and Family Equity Investment Program, and (ii) units in the White Mountains Stock Fund awarded under such program as an incentive. If a Participant selects the White Mountains Stock Fund as a deemed investment with respect to all or a portion of his Account on or before a date or dates established by the Benefits Committee, such incentive shall take the form of additional units in the White Mountains Stock Fund credited to such Participant's Friends and Family Amount equal to the difference between the number of such units actually acquired based on the market value of White Mountains shares and the number of units which could have been acquired if the market value of White Mountains shares had been $200 a share. Further, if a Senior Executive purchases White Mountains Stock under the Friends and Family Equity Investment Program with after-tax funds, the incentive shall be additional units in the White Mountains Stock Fund credited to such Senior Executive's Friends and Family Amount attributable to a hypothetical contribution of White Mountains shares, the number of which shares shall be determined by the formula, A x (B - 200) / 200 where A is the number of shares actually purchased by the Senior Executive and B is the actual cost of a single share so purchased. The Friends and Family Amount also includes any Bonus Amount credited to a Participant's Account."

                  "(mmm) "FRIENDS AND FAMILY EQUITY INVESTMENT PROGRAM" means the program maintained by the Company and White Mountains under which highly compensated key employees designated by the Company's salary committee and certain Senior Executives may (i) enter into Deferral Agreements with respect to certain Other Amounts and (ii) select the White Mountains Stock Fund as a deemed investment for all or a portion of the deferred amounts credited to their Accounts, and under which awards of additional notional units in the White Mountains Stock Fund are made to the Accounts of such employees to encourage their election (such election to be made prior to a date or dates established by the Benefits Committee) of the White Mountains Stock Fund as a hypothetical investment with respect to their Accounts and to promote the after-tax purchases of White Mountains common or convertible preference shares by certain Senior Executives."

         4. Section 2 is further amended by replacing the second sentence of subsection (t) thereof with the following:

         "Notwithstanding the foregoing, each employee of the Company designated by the Company's salary committee to participate in the Friends and Family Equity Investment Program shall be a Participant in this Plan if the employee elects to enter a Deferral Agreement or if an award of units in the White Mountains Stock Fund is made on behalf of such employee as a result of participation in the Friends and Family Equity Investment Program. In addition, each Senior Executive shall be a Participant in this Plan for purposes of the supplemental pension or spouse's survivor annuity described in Section 10, without regard to any election to participate in this Plan under Section 3."

         5. Section 2 is also amended by revising subsection (cc) as follows:

                  "(cc) "TRUST" means the trust or trusts established to accept and hold assets, subject to the claims of the Company's creditors in the event of the Company's "Insolvency" or, to the extent that trust assets consist of shares of White Mountains, subject to the claims of the creditors of White

         Mountains in the event of the "Insolvency" of White Mountains (the term "Insolvency" being defined in the trust agreement establishing the Trust), until paid to Participants and their beneficiaries as specified in this Plan or by the terms of the Friends and Family Equity Investment Program and the elections thereunder."

         6. Section 2 is further amended by adding new subsections (ee) and
(eee) at the end thereof to read as follows:

                  "(ee) "WHITE MOUNTAINS" means White Mountains Insurance Group, Ltd., the ultimate foreign parent of the Company after the Change in Control."

                  "(eee) "WHITE MOUNTAINS STOCK FUND" -- An investment fund consisting of convertible preference or common shares of White Mountains (hereinafter, for purposes of this Section 2(eee), referred to collectively as "White Mountains Shares") and short-term money market investments in which funds may be temporarily invested pending investment in White Mountains Shares. Such fund shall be invested by the Trustee solely in White Mountains Shares purchased by the Trustee in the open market or by private purchase from White Mountains or others at the fair market value of such shares at the time of purchase as determined by the Trustee. White Mountains Shares may also be acquired within the Plan for the Accounts of active Participants from the Accounts of Participants (or their beneficiaries) receiving cash distributions from the Plan. In acquiring White Mountains Shares for the Accounts of Participants the Trustee may net purchases, including internal acquisitions of the kind described in the preceding sentence, against sales of White Mountains Shares. Dividends, interest and other distributions received by the Trustee in respect of White Mountains Shares, shall be reinvested in the White Mountains Stock Fund. However, pending reinvestment, any such dividends, interest, and other distributions in respect of the White Mountains Shares shall be invested by the Trustee in short-term fixed income investments. A Participant shall have no right to vote or give proxies to vote shares in White Mountains held by the White Mountains Stock Fund, nor shall a Participant have any right to respond to a tender or exchange offer with respect to such shares or to instruct the Trustee on any such matters. With respect to any matters referenced in the preceding sentence, the Trustee shall vote the shares of White Mountains which it holds with respect to this Plan as directed by the Board of Directors of the Company."

         7. The second sentence of Section 4 is amended to read as follows:

         "As soon as practicable following the end of each payroll period or other relevant period, the Company shall credit to each Participant's Account, as specified in each Participant's Deferral Agreement and/or as specified under the Friends and Family Equity Investment Program:

                  (a) the Participant's Excess Before-Tax and Company Matching Amount (if any) attributable to Salary or Salary Continuation Payments paid in the payroll period; plus

                  (b) the Participant's Excess 415 Amount (if any) for the payroll period; plus

                  (c) the Participant's Excess Salary Amount (if any) attributable to Excess Salary paid in the payroll period; plus

                  (d) the Participant's Additional Deferral Amount (if any) for the payroll period; plus

                  (e) the Participant's Incentive Amount (if any) for the payroll period; plus

                  (f) the Participant's Pre-Participation Company Matching Amount (if any) for the payroll period; plus

                  (g)  the Participant's Friends and Family Amount (if any)."

         8. Section 5 is amended by replacing the period at the end of the first sentence of subsection (a) thereof with a comma and by adding the following immediately thereafter:

         "provided that, until the expiration of the holding period referenced in Section 5(h) below, the portion of a Participant's Friends and Family Amount credited as units in the White Mountains Stock Fund on or before August 27, 2001 shall remain invested in such fund, it being understood that a Participant's rights with respect thereto are limited to receipt of a notional amount equal to the value of units held in such fund, and that it is the intention of the management of White Mountains to convert any preference shares held by the fund into common shares."

         9. Section 5 is further amended by adding new subsection (h) at the end thereof to read as follows:

                  "(h) HOLDING PERIOD FOR WHITE MOUNTAINS INVESTMENT. Notwithstanding anything to the contrary a Participant may not change his investment elections with respect to the portion of his Friends and Family Amount deemed to be invested in the White Mountains Stock Fund on or before August 27, 2001 until the later of (i) the one year anniversary of the date (not later than August 27, 2001) a bookkeeping entry is made to a Participant's Account pursuant to which the Participant's Friends and Family Amount is deemed to be invested in the White Mountains Stock Fund or (ii) the earlier of (A) the date of the Required Shareholders Approval and (B) March 31, 2003, provided that a Participant may not change his investment elections with respect to any portion of the Bonus Amount until he has become vested in such portion in accordance with the rules of Section 6(f). For purposes of the preceding sentence, Required Shareholders Approval means approval by the holders of the common shares of White Mountains of the conversion of convertible preference shares into common shares."

         10. Section 6 is amended by adding new subsection (f) at the end thereof to read as follows:

                  "(f) Notwithstanding anything to the contrary, the portion of a Participant's Account attributable to the Friends and Family Amount shall be paid in accordance with Sections 5, 6, 7, and 8 of this Plan to the extent that those provisions are consistent with the rules of the Friends and Family Equity Investment Program and any Deferral Agreements or elections made thereunder, provided that the portion of the Participant's Account attributable to the Bonus Amount may be paid only to the extent that the Participant would have been vested in the Bonus Amount under the rules of this Section 6(f). A Participant shall become vested in the units of the White Mountains Stock Fund attributable to such Bonus Amount in accordance with the following schedule:

                 PERCENT OF BONUS AMOUNT             YEARS OF EMPLOYMENT WITH THE COMPANY AFTER
                          VESTED                                 A CHANGE IN CONTROL
                          ------                                 -------------------
                          33 1/3%                                         3
                          66 2/3%                                         4
                         100%                                             5


         Termination of employment with the Company before the required Years of Employment will result in a forfeiture of the portion of a Participant's Account attributable to the unvested Bonus Amount subject to the following exceptions. In the event of death, total and permanent disability, or a change in control of White Mountains determined by applying the same principles as the Change in Control referred to in subsection 2(hh) to an acquirer unrelated to White Mountains, the Bonus Amount will vest immediately. In the event of early retirement under the Company Pension Plan, the normal vesting schedule will apply except that the Participant will be credited with a full year of employment for the 12 month period, measured from the most recent anniversary of the Change in Control, in which the retirement occurred. In the event of retirement at age 65 or later under the terms of the Company Pension Plan, the Participant will be given credit for the additional Year of Employment granted to early retirees plus one additional Year of Employment."

         11. Effective on the day of the closing of the purchase and sale of CGU Corporation pursuant to the stock purchase agreement, dated as of September 24, 2000, among CGU International Holdings Luxembourg S.A., CGU Holdings LLC, CGNU plc, White Mountains Insurance Group, Ltd., TACK Holding Corp. and TACK Acquisition Corp., new Section 18(c) shall be added to the Plan which shall read as follows:

                  "18(c) PARTICIPATION OF CGU LIFE COMPANIES IN THE PLAN AND PARTICIPATION OF CGU LIFE EMPLOYEES. CGU Life Insurance Company of America, CGU Life Insurance Company of New York and CGU Annuity Service Corporation ceased to be participating employers in the Plan effective as of June 1, 2001. Notwithstanding anything to the contrary, including
         Section 17(b), any Participant who was an employee of one of the companies referred to in the preceding sentence on June 1, 2001 ceased to be a Participant as of such date, and any Participant who was employed by one of such companies at the time such Participant retired or terminated service with the Company also ceased to be a Participant as of June 1, 2001. All of the assets and liabilities attributable to Accounts maintained under this Plan on behalf of the former Participants described in the preceding sentence or to amounts payable under Section 10 on behalf of such former Participants shall be transferred to a new nonqualified supplemental benefits plan to be established by CGU Life Insurance Company of America for the benefit of such former Participants, and this Plan shall retain no liability with respect to such Accounts or any other amount otherwise payable hereunder to such former Participants. The transfer of assets and liabilities referred to in the preceding sentence shall occur in accordance with the rules set forth in the Employee Benefits Agreement between CGU Corporation and CGNU Corporation, CGNU Service Corporation, CGU Life Insurance Company of America, CGU Life Insurance Company of New York and CGU Annuity Service Corporation dated May 25, 2001."


         IN WITNESS WHEREOF, CGU Insurance Company has caused this amendment to the CGU Supplemental Pension and Savings Plan to be executed on behalf of the Company by its duly authorized officer as of the 31st day of May, 2001.

                                            By /s/ Vincent A. Brazauskas
                                            -----------------------------
                                            Title: Senior Vice President
                                            CGU INSURANCE COMPANY

                                 AMENDMENT NO. 5
                                     TO THE
                      ONEBEACON INSURANCE SUPPLEMENTAL PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1999)

Pursuant to Section 17(a) of the OneBeacon Insurance Supplemental Plan as amended (formerly the CGU Supplemental Pension and Savings Plan, hereinafter referred to as the "Plan"), CGU Insurance Company hereby amends the Plan, effective as of the dates set forth below:

         1. Effective June 1, 2001, Section 2(u) of the Plan is amended by changing "CGU Pension Plan" to "OneBeacon Insurance Pension Plan."

         2. Effective June 1, 2001, Section 2(v) of the Plan is amended by changing "CGU Supplemental Pension and Savings Plan" to "OneBeacon Insurance Supplemental Plan."

         3. Effective June 1, 2001, Section 2(ss) is redesignated as Section 2(sss) and the following new section, to be designated Section 2(ss), is inserted between Section 2(s) and Section 2(sss) as redesignated:

                  "(ss) "ONEBEACON AMOUNT" means a notional amount equal to the value of units in the White Mountains Stock Fund attributable to a contribution by the Company on December 31, 2002 of eight White Mountains common shares to the Account of each employee of the Company who meets the following requirements: (i) the employee must be a highly compensated key employee designated by the Managing Directors of the Company, (ii) the employee must receive written notification from the Company or its designated agent of the employee's eligibility to receive credit for the eight shares, and (iii) the employee must be actively engaged in the performance of services on behalf of the Company for twenty hours a week or more from June 1, 2001 through December 31, 2002. If an Account has not previously been established on behalf of an employee eligible for the OneBeacon Amount, such an Account, consisting of units in the White Mountains Stock Fund attributable to the contribution of eight common shares of White Mountains, shall be established at the time such contribution is made, and an employee on whose behalf such a contribution is made who has no other Accounts under this Plan shall be considered a Participant hereunder to the extent of the OneBeacon Amount.

         4. Effective June 1, 2001, Section 2(aa) is amended by changing "CGU Savings Plan" to OneBeacon Insurance Savings Plan."


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         5. Effective June 1, 2001 the second sentence of Section 3(c) of the
Plan is amended to read as follows:

         "Further, a Deferral Agreement, once filed, shall be irrevocable (except as hereinafter provided) with respect to the "Benefit Commencement Election" and "Benefit Form Election" made thereunder, provided that the Company, in its discretion, may require Deferral Agreements to be modified for the purpose of making them uniform where a Participant has made multiple "Benefit Commencement Elections" and "Benefit Form Elections" relating to deferrals made with respect to different Plan Years."

         6. Effective June 1, 2001, the second sentence of Section 4 is amended by substituting a semicolon and the word "plus" for the period at the end of the sentence and by adding the following new subsection (h) at the end thereof to read as follows: "(h) the Participant's OneBeacon Amount (if any)."

         7. Effective on or after August 27, 2001, the first sentence of section 5(a) is amended to read as follows:

         "Subject to subsections (c), (d), and (e) below, a Participant may direct the Trustee as to the investment of the amounts credited to his Account, including future deferred amounts and/or amounts already credited to his Account as well as amounts contributed by the Company, by electing to invest such amounts (with a minimum of 10 percent for any single investment fund) in any of the investment funds offered by The Vanguard Group, Inc which the Benefits Committee authorizes as deemed investments under this Plan or in the White Mountains Stock Fund, provided that, until the expiration of the holding period referenced in Section 5(h) below, the portion of a Participant's Friends and Family Amount credited as units in the White Mountains Stock Fund on or before August 27, 2001 shall remain invested in such fund, it being understood that a Participant's rights with respect thereto are limited to receipt of a notional amount equal to the value of units held in the fund, and that it is the intention of the management of White Mountains to convert any preference shares held by the fund into common shares."

8. The following new Section 6(g) is added to the Plan immediately after Section 6(e) to read as follows:

                  "6(g) Notwithstanding anything to the contrary, the portion of Participant's Account attributable to the OneBeacon Amount shall be paid as soon as administratively feasible after the end of the calendar year in which the Participant's termination of employment occurs."


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         IN WITNESS WHEREOF, CGU Insurance Company has caused this amendment to the OneBeacon Insurance Supplemental Plan to be executed on behalf of the Company by its duly authorized officer as of the 24th day of August, 2001.



                                            By /s/ Vincent A. Brazauskas
                                               --------------------------
                                            Title: Managing Director
                                            CGU INSURANCE COMPANY







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